Exhibit 5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Supplement to the Prospectus and to the use, in this Initial Registration Statement for ML of New York Variable Life Separate Account (File No. 811-6226) on Form S-6 under the Securities Act of 1933, of our reports: (1) dated April 11, 2014, with respect to the statutory-basis financial statements and schedules of Transamerica Financial Life Insurance Company, and (2) dated April 25, 2014, and April 29, 2013, with respect to the financial statements of the subaccounts of the ML of New York Variable Life Separate Account, which are available for investment by owners of the MLNY Prime Plan I, MLNY Prime Plan II, MLNY Prime Plan III, MLNY Prime Plan IV, or MLNY Directed Life contracts.

/s/Ernst & Young, LLP

Des Moines, IA

July 1, 2014